Pricing Supplement to the Prospectus dated January 5, 2007 and the
                 Prospectus Supplement dated February 28, 2007

 [RBC LOGO]    US$830,000
               Royal Bank of Canada
               Enhanced Return Bear Notes Linked to the Negative Performance of the PHLX Housing SectorSM Index, due November 7, 2008

Issuer:                       Royal Bank of Canada ("Royal Bank")
Issue:                        Senior Global Medium-Term Notes, Series C
Trade Date:                   October 26, 2007
Issue Date:                   October 31, 2007
Valuation Date:               November 4, 2008
Maturity Date and Term:       November 7, 2008 (resulting in a term to maturity
                              of approximately one year and one week)
Coupon:                       We will not pay you interest during the term of
                              the Notes.
Underlying Index:             The Notes are linked to the depreciation, if any,
                              of the PHLX Housing SectorSM Index (the
                              "Underlying Index" or the "Index"). The Index is designed to measure the stock price performance of twenty-one companies whose primary lines of business are directly associated with the U.S.
                              housing construction market. The Index (index symbol "HGX ") is calculated and published by the Philadelphia Stock Exchange, Inc. ( "PHLX ").

                              Underlying Index               Initial Index Level
                              ----------------               -------------------
                              PHLX Housing SectorSM Index           158.71

                              The Initial Index Levels are the closing levels of
                              the Underlying Index on October 26, 2007 (the
                              "initial valuation date", "trade date")
Minimum Investment:           US$1,000 (Subject to such other restrictions, as
                              may be applicable to such investors under the
                              private offering rules of any jurisdiction outside
                              the United States. See "Risk Factors--Non-U.S.
                              Investors May Be Subject to Certain Additional
                              Risks.")
Denomination:                 US$1,000 and integral multiples of US$1,000
                              thereafter (except that non-U.S. investors may be
                              subject to higher minimums).
Payment at Maturity:          The amount payable on each Note upon maturity will
                              be calculated as follows:
                              If the Final Index Level is less than the Initial
                              Index Level, in which case the Percentage Change will be negative, then, at maturity, the investor receives an amount equal to the lesser of:
                                 1.   Principal Amount + (-1 x Principal
                                      Amount x Percentage Change x Leverage
                                      Factor); and
                                 2.   Maximum Redemption Amount

                              If the Final Index Level is greater than or equal to the Initial Index Level, then, at maturity, the investor receives an amount equal to the greater of:
                                  1.  Principal Amount - (Principal Amount x
                                      Percentage Change); and
                                  2.  Zero (0%)
                              The Notes are not principal protected. You may lose some or all of your initial investment.

Leverage Factor:              300%
Maximum Redemption            The principal amount invested ("Principal Amount")
Amount:                       multiplied by 133%, to be fixed on the trade date.
Percentage Change:            Percentage Change will equal an amount, expressed
                              as a percentage and rounded to four decimal places, equal to:

                                    Final Index Level - Initial Index Level
                                    ---------------------------------------
                                              Initial Index Level

Final Index Level:            The closing levels of the Underlying Index on
                              November 4, 2008 (the "final valuation date",
                              "valuation date") as announced by the Index
                              Sponsor (as defined herein) and displayed on
                              Bloomberg.
Clearance and Settlement:     DTC global (including through its indirect
                              participants Euroclear and Clearstream, Luxembourg
                              as described under "Ownership and Book-Entry
                              Issuance" in the accompanying prospectus).
CUSIP Number:                 78008EXZ5
Listing:                      The Notes will not be listed on any securities
                              exchange or quotation system.
Calculation Agent:            The Bank of New York

Terms Incorporated in the     All of the terms appearing above this item on the
  Master Note                 cover page of this pricing supplement and the
                              terms appearing under the caption "Specific Terms of the Note" below.

Investing in the Notes involves risks that are described in the "Risk Factors"
section in this pricing supplement and page S-4 of the accompanying prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or passed upon the accuracy of this pricing supplement or the accompanying prospectus and prospectus supplement. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, RBC Capital Markets Corporation or another of our affiliates may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

The price at which you purchase the Notes includes hedging costs and profits that Royal Bank or its affiliates expect to incur or realize. These costs and profits will reduce the secondary market price, if any secondary market develops, for the Notes. As a result, you may experience an immediate and substantial decline in the value of your Notes on the issue date.

The Notes will not constitute deposits insured under the Canada Deposit Insurance Corporation or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States governmental agency or instrumentality.

                                                                                            Proceeds to
                                             Price to Public     Agent's Commission     Royal Bank of Canada
                                             ---------------     ------------------     --------------------
Per Note....................................       100%                 2.25%                   97.75%
Total.......................................    $830,000             $18,675.00               $811,325

                         RBC Capital Markets Corporation
                    Pricing Supplement dated October 26, 2007

     PHLX and Royal Bank have entered into a non-exclusive license agreement providing for the license to Royal Bank, and certain of its affiliates, in exchange for a fee, of the right to use the Index, in connection with securities, including the Notes. The Index is owned and published by PHLX. The license agreement between PHLX and Royal Bank provides that the following language must be set forth in this pricing supplement:

     The PHLX Housing SectorSM Index is not sponsored, endorsed, sold or promoted by Philadelphia Stock Exchange, Inc. ("PHLX"). PHLX makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Index particularly or the ability of the Index to track market performance. PHLX's only relationship to Royal Bank is the licensing of certain names and marks and of the Index which is determined, composed and calculated without regard to Royal Bank. PHLX has no obligation to take the needs of Royal Bank or the owners of the Notes into consideration in determining, composing or calculating the Index. PHLX is not responsible for and has not participated in the determination or calculation made with respect to the issuance or redemption of the Notes. PHLX has no obligation or liability in connection with the administration, marketing or trading of the Notes.

     PHLX DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE PHLX HOUSING SECTORSM INDEX (HGXSM) OR ANY DATA INCLUDED THEREIN. PHLX MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ROYAL BANK, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. PHLX MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE NOTES OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL PHLX HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

     "PHLX Housing SectorSM" and "HGXSM" are service marks of the Philadelphia Stock Exchange, Inc. and have been licensed for use by RBC Capital Markets Corporation and its parent, Royal Bank.

                                                 TABLE OF CONTENTS


Pricing Supplement
Summary.........................................................................................................P-1
Risk Factors....................................................................................................P-4
Summary Information Regarding the Underlying Index..............................................................P-9
Payment Under the Notes........................................................................................P-14
Use of Proceeds and Hedging....................................................................................P-18
Supplemental Tax Considerations................................................................................P-19
Supplemental Plan of Distribution..............................................................................P-21

Prospectus Supplement
About This Prospectus Supplement................................................................................S-1
Risk Factors....................................................................................................S-1
Use of Proceeds.................................................................................................S-4
Description of the Notes We May Offer...........................................................................S-5
Certain Income Tax Consequences................................................................................S-24
Supplemental Plan of Distribution..............................................................................S-25
Documents Filed As Part of the Registration Statement..........................................................S-30

Prospectus
Documents Incorporated by Reference...............................................................................2
Where You Can Find More Information...............................................................................3
Further Information...............................................................................................3
About This Prospectus.............................................................................................4
Presentation of Financial Information.............................................................................5
Caution Regarding Forward-Looking Information.....................................................................5
Royal Bank of Canada..............................................................................................6
Risk Factors......................................................................................................6
Use of Proceeds...................................................................................................6
Consolidated Ratios of Earnings to Fixed Charges..................................................................7
Consolidated Capitalization and Indebtedness......................................................................8
Description of Debt Securities....................................................................................9
Tax Consequences.................................................................................................26
Plan of Distribution.............................................................................................38
Benefit Plan Investor Considerations.............................................................................40
Limitations on Enforcement of U.S. Laws Against the Bank, Our Management and Others..............................41
Validity of Securities...........................................................................................41
Experts..........................................................................................................41
Supplemental Financial Statement Schedule........................................................................42
Other Expenses of Issuance and Distribution......................................................................45

                      [THIS PAGE INTENTIONALLY LEFT BLANK.]

                                     SUMMARY

     The Enhanced Return Bear Notes Linked to the Negative Performance of the PHLX Housing SectorSM Index due November 7, 2008 (the "Notes") are medium-term notes issued by Royal Bank offering a leveraged return, subject to a cap, in the return of the Underlying Index over the term to maturity. The following is a summary of the terms of the Notes, as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the Notes. Additionally, the Notes may be offered to certain investors outside the United States in accordance with applicable local law. We urge non-U.S. investors to read "Risk Factors--Non-U.S. Investors May be Subject to Certain Additional Risks". The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this pricing supplement and the accompanying prospectus and prospectus supplement. References to the "prospectus" mean our accompanying prospectus, dated January 5, 2007, and references to the "prospectus supplement" mean our accompanying prospectus supplement, dated February 28, 2007, which supplements the prospectus. Capitalized terms used in this pricing supplement which are defined in the accompanying prospectus or prospectus supplement shall have the meanings assigned to them in the prospectus or prospectus supplement.

Selected Purchase Considerations

o Exposure to the Underlying Index -- The Notes are designed for investors who believe that the Underlying Index will depreciate over the term of the Notes. You will receive a positive return on your Notes only if the Underlying Index decreases over the term of your Notes. You will receive any such gains at maturity.

o Leveraged Return--If the Index depreciates between the initial valuation date and the final valuation date, you will receive a positive return on your Notes equal to three times the amount of the percentage change of such depreciation. Any such leveraged return, however, will be capped at 33%.

o No Principal Protection -- Your Principal Amount is not protected against any increase in the Underlying Index. For every 1% increase above the Initial Index Level, you will lose 1% of your Principal Amount. You may lose up to your entire Principal Amount.

Selected Risk Considerations

     An investment in the Notes involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" in this pricing supplement.

o Potential Loss of Principal -- The market value of the Notes may fluctuate between the date you purchase them and the Final Valuation Date. If you sell your Notes in the secondary market prior to the Maturity Date, you may have to sell them at a loss. Furthermore, if the Underlying Index has increased between the Initial Valuation Date for your Notes and the Final Valuation Date, you may lose up to your entire principal amount.

o The Total Return Is Capped, Which May Limit Your Potential Payment at Maturity--You will receive a positive return on your principal amount at maturity if the Index depreciates between the initial valuation date and the final valuation date. Any return, however, will be capped at 33%, of your principal amount

o Market Risk-- The return on the Notes is linked to the negative performance of the Underlying Index, and will depend on whether, and the extent to which, the Percentage Change is negative.

o No Interest Payments--You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the securities included in the PHLX Housing SectorSM Index (the "PHLX Housing SectorSM Index Constituent Stocks").

o No Listing--The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. There can be no assurance that a secondary market will develop for the Notes. The Underwriter and other affiliates of the Bank currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial discount.

The Notes May Be a Suitable Investment for You If:

o You seek an investment with a return linked to the negative performance of the Underlying Index.

o    You are willing to hold the Notes to maturity.

o    You do not seek current income from this investment.

The Notes May Not Be a Suitable Investment for You If:

o You seek an investment that offers principal protection when the Notes are held to maturity.

o You seek an investment linked to the positive performance of the Underlying Index.

o    You are unable or unwilling to hold the Notes to maturity.

o You seek an investment with direct exposure to fluctuations in foreign exchange rates.

o You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

o    You seek current income from your investments.

o    You seek an investment for which there will be an active secondary market.

Who publishes the PHLX Housing SectorSM Index and what the PHLX Housing SectorSM Index measures

        The PHLX Housing SectorSM Index is published by the Philadelphia Stock Exchange ("PHLX' or "Index Sponsor") and is designed to measure the performance of sixteen companies involved in the gold and silver mining industry, or companies whose revenues consist of royalty income from gold and silver mining operations.
        For more information on the Index, please see the section entitled "The Index" in this pricing supplement.

Information on the PHLX Housing SectorSM Index level

     You can obtain the PHLX Housing SectorSM Index level from the Bloomberg Financial(R) service under the symbol "HGX," and from the Index Sponsor's website, www.phlx.com.

No ownership interest in the stocks included in the Index

     An investment in the notes does not entitle you to any ownership interest, including any voting rights, dividends paid or other distributions, in the stocks of the companies included in the Index.

What Are the Tax Consequences of the Notes?

     The Notes should be treated as a pre-paid forward contract with respect to the Underlying Index and the terms of the Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. If the Notes are so treated, you should recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and your tax basis in the Notes. In general, your tax basis in your Notes will be equal to the price you paid for it. Capital gain of a noncorporate U.S. holder is generally taxed at a maximum rate of 15% where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Notes will generally begin on the date after the issue date (i.e., the settlement date) for your Notes and, if you hold your Notes until maturity, your holding period will generally include the maturity date. For a more complete discussion of the U.S. federal income tax consequences of your investment in the Notes, see "Supplemental Tax Considerations--Supplemental U.S. Tax Considerations" in this pricing supplement.

     For a discussion of the Canadian federal income tax consequences of your investment in the Notes, see "Supplemental Tax Considerations--Supplemental Canadian Tax Considerations" in this pricing supplement.

Sample Calculations of the Payment Amount

     The examples set out below are included for illustration purposes only. The level of the Underlying Index used to illustrate the calculation of the Percentage Change are not estimates or forecasts of the Initial Index Levels and Final Index Levels (each as defined in "Payment Under the Notes-- Calculation of Percentage Change") of the Underlying Index. All examples assume that a holder has purchased Notes with an aggregate Principal Amount of $10,000, a maximum redemption amount of 130%, and that no market disruption event has occurred.




Example 1--    Calculation of the payment at maturity where the Percentage
               Change is less than 0%.
               Percentage Change:       -5%
               Payment at Maturity      $10,000 + [(-1 x $10,000 x -5%) x 300%]
                                        = $10,000 + $1,500 = $11,500
               On a $10,000 investment, a -5% percentage change results in a payment at maturity of $11,500, a 15% return on the Notes.

Example 2--    Calculation of the payment at maturity where the Percentage
               Change is greater than 0%.
               Percentage Change:       5%
               Payment at Maturity      $10,000 - ($10,000 x 5%) = $10,000 -
                                        $500 = $9,500
               On a $10,000 investment, a 5% percentage change results in a payment at maturity of $9,500, a -5% return on the Notes.

Example 3--    Calculation of the payment at maturity where the Percentage
               Change is greater then the Maximum Redemption Amount of 130%.
               Percentage Change:       -15%
               Payment at Maturity      $10,000 + [(-1 x $10,000 x -15%) x 300%]
                                        = $10,000 + $4,500 = $14,500, but the
                                        maximum redemption amount is $13,000
               On a $10,000 investment, a -15% percentage change results in a payment at maturity of $13,000, a 130% return on the Notes, the maximum redemption amount.

                                  RISK FACTORS

     The return on the Notes is linked to the performance of the Underlying Index. Investing in the Notes is not equivalent to a direct investment in the Underlying Index. This section describes the most significant risks relating to the Notes. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus and prospectus supplement, including the "Risk Factors"
section in the prospectus supplement, before investing in the Notes.

Owning the Notes is not the same as owning the Constituent Stocks.

     The return on your Notes may not reflect the return you would realize if you actually owned the Constituent Stocks. This is the case because the level of the Underlying Index is calculated in part by reference to the prices of the Constituent Stocks without taking into consideration the value of dividends paid on those stocks.

     Even if the level of the Underlying Index decreases during the term of the Notes, the market value of the Notes may not increase by the same amount. It is also possible for the level of the Underlying Index to decrease while the market value of the Notes declines.

Your Potential Payment at Maturity Is Limited

     The Notes may provide less opportunity to participate in the depreciation of the Index than an investment in a security linked to the Index providing full participation in the depreciation, because the return is capped at 33%. Accordingly, your return on the Notes may be less than your return would be if you made an investment in a security directly linked to the negative performance of the Index.

Changes that affect the Underlying Index will affect the market value of the Notes and the amount you will receive at maturity.

     The policies of the Philadelphia Stock Exchange (the " PHLX Housing SectorSM Index Source" or the "Index Source") with respect to the PHLX Housing SectorSM Index concerning the calculation of the Underlying Index, additions, deletions or substitutions of the Constituent Stocks and the manner in which changes affecting the Constituent Stocks or the issuers of the Constituent Stocks, such as stock dividends, reorganizations or mergers, are reflected in its respective Underlying Index, could affect its respective Underlying Index and, therefore, could affect the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if any Index Source changes these policies, for example by changing the manner in which it calculates its respective Underlying Index, the Index Source discontinues or suspends calculation or publication of its respective Underlying Index, in which case it may become difficult to determine the market value of the Notes. If events such as these occur or if the Final Index Level is not available because of a market disruption event or for any other reason, the Calculation Agent--which initially will be The Bank of New York--may determine the Final Index Level or fair market value of the Notes--and, thus, the amount payable at maturity--in a manner it considers appropriate, in its sole discretion.

The Inclusion in the Purchase Price of the Notes of A Selling Concession and of Royal Bank's Cost of Hedging its Market Risk under the Notes is Likely to Adversely Affect the Value of the Notes Prior to Maturity.

     The price at which you purchase the notes includes a selling concession (including a broker's commission), as well as the costs that Royal Bank (or one of its affiliates) expects to incur in the hedging of its market risk under the notes. Such hedging costs include the expected cost of undertaking this hedge, as well as the profit that Royal Bank (or its affiliates) expects to realize in consideration for assuming the risks inherent in providing such hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your notes prior to maturity will likely be less than your original purchase price.

There may not be an active trading market in the Notes, and sales in the secondary market may result in significant losses.

     You should be willing to hold your Notes to maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. The Underwriter and other affiliates of the Bank currently intend to make a market for the Notes, although they are not required to do so. The Underwriter or any other affiliate of the Bank may stop any such market making activities at any time.

     If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses.

The stocks included in the Index are concentrated in one industry

     All of the stocks included in the Index are issued by companies in the residential housing industry. As a result, the stocks that will determine the performance of the Notes are concentrated in one industry. Although an investment in the Notes will not give holders any ownership or other direct interests in the Constituent Stocks, the return on an investment in the Notes will be subject to certain risks associated with direct equity investments in the housing industry.

The market value of the Notes may be influenced by unpredictable factors.

     The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that, generally, conditions in the residential housing market in the United States will affect the level of the Underlying Index and, as a result, the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

     o the volatility of the Underlying Index (i.e., the frequency and magnitude of changes in the level of the Underlying Index);

     o the composition of the Underlying Index and changes to its Constituent Stocks;

     o    the market prices of the Constituent Stocks;

     o the dividend rate paid on Constituent Stocks (while not paid to the holders of the Notes, dividend payments on Constituent Stocks may influence the market price of Constituent Stocks and the level of each Underlying Index, and therefore affect the market value of the Notes);

     o the volatility of the exchange rate between the U.S. dollar and each of the currencies upon which the non-U.S. dollar denominated Constituent Stocks are denominated;

     o interest rates in the market related to the PHLX Housing SectorSM Index Constituent Stocks;

     o    the time remaining to the maturity of the Notes;

     o supply and demand for the Notes, including inventory positions with the Underwriter or any other market maker;

     o economic, financial, political, regulatory, or judicial events that affect the level of the Underlying Index or the market price of the Constituent Stocks or that affect stock markets generally; and

     o    the creditworthiness of the Bank.

Historical performance of the Underlying Index should not be taken as an indication of the future performance of the Underlying Index during the term of the Notes.

     The trading prices of the Constituent Stocks will determine the level of the Underlying Index. The historical performance of the Underlying Index does not give an indication of the future performance of the Underlying Index. As a result, it is impossible to predict whether the level of the Underlying Index will rise or fall. Trading prices of the Constituent Stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the market prices of the Constituent Stocks.

Trading and other transactions by the Bank or its affiliates in Constituent Stocks, futures, options, exchange-traded funds or other derivative products on Constituent Stocks or one or more of the Underlying Index, may impair the market value of the Notes.

     As described below under "Use of Proceeds and Hedging" in this pricing supplement, the Bank or its affiliates may hedge their obligations under the Notes by purchasing Constituent Stocks, futures or options on Constituent Stocks or the Underlying Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of Constituent Stocks or the Underlying Index, and they may adjust these hedges by, among other things, purchasing or selling Constituent Stocks, futures, options, or exchange-traded funds or other derivative instruments at any time. Although they are not expected to, any of these hedging activities may adversely affect the market price of Constituent Stocks and the level of the Underlying Index and, therefore, the market value of the Notes. It is possible that the Bank or its affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

     The Bank or its affiliates may also engage in trading in Constituent Stocks and other investments relating to Constituent Stocks or the Underlying Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market price of Constituent Stocks and the level of the Underlying Index and, therefore, the market value of the Notes. The Bank or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of Constituent Stocks or the Underlying Index. By introducing competing products into the marketplace in this manner, the Bank or its affiliates could adversely affect the market value of the Notes.

The business activities of the Bank or its affiliates may create conflicts of interest.

     As noted above, the Bank and its affiliates expect to engage in trading activities related to the Underlying Index and the Constituent Stocks that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests the Bank and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades and options and other derivatives transactions for their customers and in accounts under their management. These trading activities, if they influence the level of the Underlying Index, could be adverse to such holders' interests as beneficial owners of the Notes.

     The Bank and its affiliates may, at present or in the future, engage in business with the issuers of the Constituent Stocks, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of the Bank or another affiliate of the Bank and the interests of holders of the Notes as beneficial owners of the Notes. Moreover, the Bank and the Underwriter have published, and in the future expect to publish, research reports with respect to some or all of the issuers of the Constituent Stocks and the Underlying Index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these activities by the Bank, the Underwriter or other affiliates may affect the market price of the Constituent Stocks and the level of the Underlying Index and, therefore, the market value of the Notes.

You will not receive interest payments on the Notes or dividend payments on the Constituent Stocks or have shareholder rights in the Constituent Stocks.

     You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the Constituent Stocks. As an owner of the Notes, you will not have voting rights or any other rights that holders of Constituent Stocks may have.

The Bank and its affiliates have no affiliation with the Index Sources and are not responsible for their public disclosure of information.

     The Bank and its affiliates are not affiliated with the Index Source in any way (except for licensing arrangements discussed below in "Summary Information Regarding the Underlying Index" in this pricing supplement) and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding their methods or policies relating to the calculation of the Underlying Index. If the Index Source discontinues or suspends the calculation of its respective Underlying Index, it may become difficult to determine the market value of the Notes or the amount payable at maturity. Under certain circumstances, if the Index Source discontinues or suspends the calculation of its Underlying Index we may, at our option, designate another third party equity index to replace such Underlying Index, provided that we reasonably determine that the successor index substantially tracks the market performance of the broad local market in which the companies whose securities are represented or included in such Underlying Index participate and subject to appropriate adjustments being made to the terms and provisions of the Notes necessary or appropriate to preserve the economic value of the Notes as of the effective date of replacement. See "Payment Under the Notes--Discontinuance or Modification of an Underlying Index" in this pricing supplement. The Index Source is not involved in the offer of the Notes in any way and have no obligation to consider your interest as an owner of Notes in taking any actions that might affect the value of your Notes.

     We have derived the information about each Index Source and each Underlying Index in this pricing supplement from publicly available information, without independent verification. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the Underlying Index or the Index Source contained in this pricing supplement. You, as an investor in the Notes, should make your own investigation into the Underlying Index and the Index Source.

The Calculation Agent can postpone the calculation of the Final Index Level for a particular Underlying Index or the Maturity Date if a market disruption event occurs on the Final Valuation Date.

     The determination of the Final Index Level for the Underlying Index may be postponed if the Calculation Agent determines that a market disruption event has occurred or is continuing on the Final Valuation Date (as defined herein) for the Underlying Index. If such a postponement occurs, the Calculation Agent will use the closing level of the particular Underlying Index on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the Final Valuation Date be postponed by more than ten business days. As a result, the Maturity Date for the Notes could also be postponed, although not by more than ten business days.

     If the determination of the Final Index Level for the Underlying Index is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Final Index Level will be determined by the Calculation Agent. In such an event, the Calculation Agent will make a good faith estimate in its sole discretion of the Final Index Level that would have prevailed in the absence of the market disruption event. See "Payment Under the Notes--Consequences of Market Disruption Events" in this pricing supplement.

There Are Potential Conflicts of Interest Between You and the Calculation Agent.

     The Bank of New York will serve as the calculation agent. The Bank of New York will, among other things, decide the amount of your payment at maturity on the Notes. We may change the calculation agent after the original issue date without notice to you. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent." The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Index Constituent Stocks or the Index has occurred. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability or the ability of any of our affiliates to unwind our hedge positions. Since this determination by the calculation agent will affect the payment at maturity on the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

Non-U.S. Investors May Be Subject to Certain Additional Risks.

     The Notes are denominated in U.S. dollars. If you are a non-U.S. investor who purchased the Notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value, price or income of your investment.

     This pricing supplement contains a general description of certain United States and Canadian tax considerations relating to the Notes. If you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the Notes and receiving payments of principal or other amounts under the Notes.

An investment in the Notes is subject to risks associated with non-U.S. securities markets.

     Some of the Constituent Stocks may have been issued by foreign companies. An investment in securities linked to the value of foreign equity securities involves particular risks. Foreign securities markets may be more volatile than U.S. securities markets and market developments may affect foreign markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. Securities prices in foreign countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the foreign securities markets, include the possibility of recent or future changes in the foreign government's economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other foreign laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular foreign economy may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Royal Bank Has a Non-Exclusive Right to Use the Index

     PHLX Housing SectorSM Index is a trade or service mark of the Philadelphia Stock Exchange and is licensed for use by us. The notes have not been passed on by the Philadelphia Stock Exchange as to their legality or suitability. The notes are not issued, endorsed, sold, or promoted by the Philadelphia Stock Exchange. THE PHILADELPHIA STOCK EXCHANGE MAKES NO WARRANTIES AND BEARS NO LIABILITY WITH RESPECT TO THE NOTES.

     We have been granted a non-exclusive right to use the Index and related trademarks in connection with the Notes. If we breach our obligations under the license, the Index Sponsor will have the right to terminate the license. If the Index Sponsor chooses to terminate the license agreement, we still have the right to use the Index and related trademarks in connection with the Notes until their maturity, provided that we cure our breach within thirty days of the termination of the license. If we fail to cure this breach, it may become difficult for us to determine the payment amount of the Notes at maturity. The calculation agent in this case will determine the average index level or the fair market value of the Notes--and thus the amount payable at maturity--in a manner it considers appropriate in its reasonable discretion.

SUMMARY INFORMATION REGARDING THE UNDERLYING INDEX

     The following is a description of the PHLX Housing SectorSM Index (the "Index"), including, without limitation, its make-up, method of calculation and changes in its components. The information in this description has been taken from publicly available sources. Such information reflects the policies of, and is subject to change by, the Philadelphia Stock Exchange, Inc. ("PHLX"). We have not independently verified this information. You, as an investor in the Notes, should make your own investigation into the Index and PHLX. PHLX is not involved in the offer of the Notes in any way and has no obligation to consider your interests as a holder of the Notes. PHLX has no obligation to continue to publish the Index, and may discontinue publication of the Index at any time in its sole discretion.

Overview

     The PHLX Housing SectorSM Index. We have derived all information contained in this preliminary terms regarding the PHLX Housing SectorSM Index (the "Index") from publicly available information. Such information reflects the policies of, and is subject to change by the Philadelphia Stock Exchange, Inc. (the "PHLX"). The Index was developed by PHLX and is calculated, maintained and published by the PHLX. We make no representation or warranty as to the accuracy or completeness of such information.

     The Index is a modified capitalization weighted index composed of twenty-one companies whose primary lines of business are directly associated with the United States housing construction market (the "Index Stocks"). The Index composition encompasses residential builders, suppliers of aggregate, lumber and other construction materials, manufactured housing and mortgage insurers. The Index was set to an initial value of 250 on January 2, 2002. Options commenced trading on the Index on July 17, 2002. Modified capitalization weighting is intended to maintain as closely as possible the proportional capitalization distribution of the portfolio of Index Stocks, while limiting the maximum weight of a single stock or group of stocks to a predetermined maximum (normally 25% for a single stock, and 50% to 60% for the top five or an aggregation of all stocks weighing 5% or more). This rebalancing is accomplished by occasionally artificially reducing the capitalization of higher weighted stocks and redistributing the weight to lower weighted stocks without changing the total capitalization of the portfolio. The net result is a weight distribution that is less skewed toward the larger stocks, but still does not approach equal weighting.

     Methodology for inclusion in the Index. Index securities are first defined as small stocks (current market capitalization less than or equal to 50% of the average market capitalization of all component securities), medium stocks (current market capitalization greater than 50% and less than 150% of the average market capitalization of all component securities), or large stocks (current market capitalization greater than or equal to 150% of the average market capitalization of all component securities).

     A determination is then made, based on the current (true) market capitalization if:

          1. Any single component security represents 25% or more of the current market capitalization of the basket; and/or

          2. All component securities that individually represent 5% or more of the total current market capitalization of the basket in aggregate represent 50% or more of the total current market capitalization of the basket.

     If 1 is true, then:

          3. The weight of all qualifying component securities is set to 22.5%;


          4. The weight that represents the aggregate difference between the original weight and the new weight of 22.5% for each qualifying component is redistributed as follows:

               a)        The weight of any component security that represents
                    less than 1% of the total current market capitalization of the basket is increased to exactly 1%, beginning with the highest weighted, sub 1% component security and continuing until either all component securities are equal to or above 1% or until no excess weight remains to be distributed;

               b)        Beginning with the largest small stock, its weight is
                    increased to the nearest whole percentage weight, and in one half percentage increments thereafter until the last iteration causes its weight to exceed the weight of the second largest small stock by 100%, and continuing until no excess weight remains to be distributed, except that:

                         i. If the next iteration would cause the subject stock to have a higher weight than the stock ranked immediately above it, the larger stock's weight is increased to the nearest whole percentage weight and in one half percents increments thereafter until the paused iteration would no longer cause the original subject stock to have a higher weight than the stock ranked immediately above it, until no excess weight remains to be distributed, or until the larger stock's weight exceeds the stock ranked immediately above it, in which case the step is repeated for the next higher weighted stock.

     If 2 is true after steps 3 and 4, then:

          5. The weight of each qualifying component is proportionally reduced such that the aggregate weight of the qualifying components is exactly 45%, as follows:

               a)        For qualifying components 1 through n, (a) the
                    difference between 45% and the aggregate weight of all the qualifying components prior to this reduction and (b) the percent of the total capitalization of the qualifying components that each qualifying component represents, is calculated. The weight of each qualifying component is reduced by an amount that equals a *b(1-n), except that the proportional reduction shall not cause any component to have a lesser weight than the component security ranked immediately beneath it. If such a situation should occur, then the next largest component security or securities that would not have otherwise qualified for inclusion in the proportional reduction shall then be included.

          6. The weight that represents the difference between the original aggregate weight and the new weight of 45% for the group of qualifying components is redistributed as follows:

               a)        Beginning with the largest small stock, its weight is
                    increased to the nearest whole percentage weight, and in one half percentage increments thereafter until the last iteration causes its weight to exceed the weight of the second largest small stock by 100%, and continuing until no excess weight remains to be distributed, except that:

                         i. If the next iteration would cause the subject stock to have a higher weight than the stock ranked immediately above it, the larger stock's weight is increased to the nearest one half percentage weight and in half percent increments thereafter until the paused iteration would no longer cause the original subject stock to have a higher weight than the stock ranked immediately above it, until no excess weight remains to be distributed, or until the larger stock's weight exceeds the stock ranked immediately above it, in which case this step is repeated for the next higher weighted stock; and

                         ii. Excess weight distributed to the smallest stock will increase its weight to no more than that of the adjusted weight of the second smallest stock; and

                         iii. If the smallest stock has been increased to the level of the second smallest stock and excess weight remains to be distributed, then beginning with the largest small stock and continuing downward, the weight of each component is increased by half percentage increments until no excess weight remains, subject to the conditions and remedies of (i) above, except that if insufficient excess weight remains to solve the conditions and remedies of paragraph (i) above, than paragraph (iii) is started with the smallest stock whose weight exceeds the next smallest stock by at least one half percent.

     New share values will be assigned to each component security by calculating the dollar value of each component security's new percent weight of the original total current market capitalization of the basket, divided by the last sale price of each respective component security.

     This process will be repeated at least semi-annually for implementation at the end of the January and July option expiration if the modified capitalization of a single component or group of components exceed the concentration thresholds stated above as of the last trading day of the previous month, and such rebalancing will be based on actual market capitalizations of the component stocks as determined by actual share amounts and closing prices on the last trading day of the previous month.

     Adjustments for corporate actions:

     Stock splits - modified share amounts will be adjusted proportionally to the stock price adjustment using the announced split ratio on the effective date of the split. No divisor change should be necessary except for rounding.

     Share changes greater than 5% - due to mergers, acquisitions, or stock repurchase, modified share amounts will be adjusted in proportion to the announced share change. Divisor changes will be necessary.

     Adjustments for stock addition or removal:

     Stock removal - no adjustments to the remaining component modified shares made. Divisor changes will be necessary.

     Stock addition - the modified share weight of a stock addition will be determined in a 4 step process:

     o Determine the relative weight rank of the new component's true capitalization compared to the true capitalization of the current component list (e.g., 14th out of 25);


     o Assign a modified capitalization to the new component that is midway between the modified capitalization of the two current components that ranked immediately above and below the new component (e.g., midway between the modified cap of numbers 13 and 14);


     o Determine a number of modified shares required to achieve the modified capitalization based on the closing price of the new component on the day immediately prior to its addition.


     o    Divisor changes will necessary.

     In this preliminary terms, unless the context requires otherwise, references to the PHLX Housing SectorSM Index will include any Successor Index and references to PHLX will include any successor to PHLX.

Historical Performance of the PHLX Housing SectorSM Index

     The following chart shows the performance of the PHLX Housing SectorSM Index of the period from July 17, 2002 to October 26, 2007.



                                   PHLX / HSG
                                   ('03 - '07)
                                 [CHART OMITTED]



                                                                                                  Period-End
                                              High Intra-Day            Low Intra-Day          Closing Price of
   Period-Start          Period-End            Price of the             Price of the            the Underlying
       Date                 Date             Underlying Index         Underlying Index              Index
       ----                 ----             ----------------         ----------------              -----
     1/1/2004             3/31/2004               203.96                   173.07                   200.32
     4/1/2004             6/30/2004               202.37                   169.21                   190.65
     7/1/2004             9/30/2004               204.46                   177.41                   203.99
    10/1/2004            12/31/2004               236.38                   183.8                    234.66

     1/1/2005             3/31/2005               259.98                   223.14                   239.27
     4/1/2005             6/30/2005                276.6                   226.23                   266.04
     7/1/2005             9/30/2005               293.66                   256.13                   269.2
    10/1/2005            12/30/2005               272.08                   231.61                   259.04

     1/1/2006             3/31/2006               280.7                    248.43                   266.08
     4/1/2006             6/30/2006               275.56                   202.04                   215.6
     7/1/2006             9/29/2006               217.16                   186.82                   208.57
    10/1/2006            12/29/2006               240.04                   205.91                   235.5

     1/1/2007             3/31/2007               257.07                   216.76                   218.13
     4/1/2007             6/30/2007               243.01                   208.4                    210.29
     7/1/2007             9/30/2007               216.95                   153.61                   158.24
    10/1/2007            10/26/2007               172.18                   149.99                   158.71


              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

                             PAYMENT UNDER THE NOTES

     The following is a summary description of the basis for the calculation of the amount payable under the Notes.

Payment Amount on Maturity

     A holder's payment entitlement at maturity or "Payment Amount" will be calculated by us or by the Calculation Agent based on the following formula:

     If the Final Index Level is less than the Initial Index Level, in which case the Percentage Change will be negative, then, at maturity, the investor receives an amount equal to the lesser of:

          1. Principal Amount + (-1 x Principal Amount x Percentage Change x Leverage Factor); and

          2.   Maximum Redemption Amount


     If the Final Index Level is greater than or equal to the Initial Index Level, then, at maturity, the investor receives an amount equal to the greater of:

          3.   Principal Amount - (Principal Amount x Percentage Change); and

          4.   Zero (0%).

Calculation of Percentage Change

     The "Percentage Change", expressed as a percentage, is calculated using the following formula:

                     Final Index Level - Initial Index Level
                     ---------------------------------------
                               Initial Index Level

Where:

     "Maximum Redemption Amount" is the principal amount multiplied by 133%.

     "Initial Index Level" of an Underlying Index is the closing level of the Underlying Index on the Trade Date as announced by the Index Sponsor and displayed on Bloomberg.

     "Exchange Day" means, in respect of an Underlying Index, a day which is (or, but for the occurrence of a market disruption event, would have been) a trading day on each of the Principal Exchanges and Related Exchanges for the securities comprising such Underlying Index, other than a day on which trading on such an exchange is scheduled to close prior to its regular closing time;

     "Final Valuation Date" means, in respect of an Underlying Index, the closing levels of the Underling Index on the valuation date, unless the Calculation Agent determines that a market disruption event occurs or is continuing on that day. In that event, the Final Valuation Date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the Final Valuation Date be postponed by more than ten business days; and

     "Final Index Level" of an Underlying Index is, subject to delay or acceleration in the circumstances described under "--Consequences of Market Disruption Events", the level of the Underlying Index as of the close of trading on the Final Valuation Date as announced by its Index Sponsor and displayed on Bloomberg.

Maturity Date

     The Maturity Date will be as set forth on the front page of this pricing supplement, unless that day is not a business day, in which case the Maturity Date will be the next following business day. If the third Exchange Day before this applicable day does not qualify as the Final Valuation Date in respect of any Underlying Index as determined in accordance with "--Final Valuation Date" above, then the Maturity Date will be the third Exchange Day following the last to occur of the Final Valuation Dates in respect of each Underlying Index. The Calculation Agent may postpone a Final Valuation Date--and therefore the Maturity Date--if a market disruption event occurs or is continuing on a day that would otherwise be the Final Valuation Date. We describe market disruption events under "--Consequences of Market Disruption Events" below.


Consequences of Market Disruption Events

     The Calculation Agent will determine the Final Index Level for the Underlying Index on the Final Valuation Date. As described above, the Final Valuation Date may be postponed, and thus the determination of the Final Index Level may be postponed if the Calculation Agent determines that, on the Final Valuation Date, a market disruption event has occurred or is continuing for one or more of the Underlying Index. If such a postponement occurs, the Calculation Agent will use the closing level of the particular Underlying Index on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Final Index Level be postponed by more than ten business days.

     If the determination of the Final Index Level is postponed to the last possible day, but a market disruption event for one or more of the Underlying Index occurs or is continuing on that day, that day will nevertheless be the date on which the Final Index Level will be determined by the Calculation Agent. In such an event, the Calculation Agent will make a good faith estimate in its sole discretion of the Final Index Level that would have prevailed in the absence of the market disruption event.

     Any of the following will be a market disruption event:

     o a suspension, absence or material limitation of trading in a material number of Constituent Stocks in the relevant Underlying Index for more than two hours or during the one-half hour before the close of trading in the relevant market, as determined by the Calculation Agent in its sole discretion;

     o a suspension, absence or material limitation of trading in option or futures contracts relating to the Underlying Index or a material number of Constituent Stocks in the relevant Underlying Index in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in the relevant market, as determined by the Calculation Agent in its sole discretion;

     o the Underlying Index are not published, as determined by the Calculation Agent in its sole discretion; or

     o in any other event, if the Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under "Use of Proceeds and Hedging."

     The following events will not be market disruption events:

     o a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

     o a decision to permanently discontinue trading in the option or futures contracts relating to one or more of the Underlying Index or any Constituent Stocks.

     For this purpose, an "absence of trading" in the primary securities market on which option or futures contracts related to an Underlying Index or any Constituent Stocks are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

Available Information Respecting Percentage Change

     A holder may obtain current information with respect to the amount that would be the Percentage Change at a point in time from its dealer or financial advisor or by contacting a representative of the Calculation Agent. Such amount will be calculated on the basis described under "Payment Under the Notes--Calculation of Percentage Change" as if the date on which the information is provided was the Maturity Date.

     Neither we nor the Calculation Agent assume responsibility for the accuracy or completeness of such information. In particular, if an Extraordinary Event or other circumstance occurs which would otherwise require the appointment of Calculation Experts, prior to the time when we are required to do so, we (including through the Calculation Agent) will use our best efforts to determine the Percentage Change. However, we and the Calculation Agent do not, and will not, assume any liability to holders for such calculations or for any actions, including a sale of the Notes, taken by holders in reliance upon our calculations.

Dealings with the Companies Whose Securities Comprise the Underlying Index

     We, the Underwriter, or any of our affiliates may from time to time, in the course of our respective normal business operations, have dealings with one or more of the companies whose securities comprise the Index, including through the extension of credit, or investing in securities of such companies. We will base all such actions on normal commercial criteria in the particular circumstances and we will not take into account the effect, if any, of such actions on the level of the Underlying Index, the Percentage Change that may be payable on the Notes or holders' interests generally.

Discontinuance or Modification of an Underlying Index

     If any Index Source discontinues publication of its respective Underlying Index and it or any other person or entity publishes a substitute index that the Calculation Agent determines is comparable to the particular Underlying Index and approves such substitute index as a successor index, then the Calculation Agent will determine the Final Index Level and the amount payable at maturity by reference to such successor index.

     If the Calculation Agent determines that the publication of the Underlying Index are discontinued and that there is no successor index on any date when the level of the Underlying Index is required to be determined, the Calculation Agent will instead make the necessary determination by reference to a group of stocks or index and a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Underlying Index.

     If the Calculation Agent determines that the securities included in the Underlying Index or the method of calculating an Underlying Index have changed at any time in any respect that causes the Underlying Index not to fairly represent the level of the Underlying Index had such changes not been made or that otherwise affects the calculation of the Final Index Level or the amount payable at maturity, then the Calculation Agent may make adjustments in this method of calculating the particular Underlying Index that it believes are appropriate to ensure that the Final Index Level used to determine the amount payable on the Maturity Date is equitable. All determinations and adjustments to be made by the Calculation Agent with respect to the Final Index Level, the amount payable at maturity or otherwise relating to the level of the Underlying Index may be made by the Calculation Agent in its sole discretion.

Role of the Calculation Agent

     The Bank of New York will serve as the Calculation Agent. The Calculation Agent will make all determinations regarding the value of the Notes at maturity, market disruption events, business days, the default amount, the Final Index Level, the return of any Underlying Index and the amount payable in respect of your Notes. Absent manifest error, all determinations of the Calculation Agent will be final and binding on you and us, without any liability on the part of the Calculation Agent. Please note that the firm named as the Calculation Agent in this pricing supplement is the firm serving in that role as of the original issue date of the Notes. We may change the Calculation Agent after the original issue date without notice.

Default Amount on Acceleration

     If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

     For the purpose of determining whether the holders of our Senior Global Medium-Term Notes, Series C, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of the Notes may differ from those of the other Senior Global Medium-Term Notes, Series C, holders of specified percentages in principal amount of all Senior Global Medium-Term Notes, Series C, together in some cases with other series of our debt securities, will be able to take action affecting all the Senior Global Medium-Term Notes, Series C, including the Notes. This action may involve changing some of the terms that apply to Senior Global Medium-Term Notes, Series C, accelerating the maturity of the Senior Global Medium-Term Notes, Series C after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Events of Default."

Default Amount

     The default amount for the Notes on any day will be an amount, in U.S. Dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

     o the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

     o the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

     During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

Default Quotation Period

     The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

     o    no quotation of the kind referred to above is obtained, or

     o every quotation of that kind obtained is objected to within five business days after the due date as described above.

     If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

     In any event, if the default quotation period and the subsequent two business day objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

Qualified Financial Institutions

     For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

     o A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

     o P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.



                           USE OF PROCEEDS AND HEDGING

     We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

     In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to one or more of the Underlying Index and/or listed and/or over-the-counter options, futures or exchange-traded funds on Constituent Stocks or one or more of the Underlying Index prior to and/or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

     o    acquire or dispose of securities of the issuers of Constituent Stocks,

     o acquire or dispose of positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of any Underlying Index or the value of the Constituent Stocks,

     o acquire or dispose of positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or stocks, or

     o    any combination of the three.

     We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

     We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of Constituent Stocks, listed or over-the-counter options or futures on Constituent Stocks or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on indices designed to track the performance of the Underlying Index or other components of foreign equity markets.

     The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See "Risk Factors" in this pricing supplement for a discussion of these adverse effects.

                         SUPPLEMENTAL TAX CONSIDERATIONS

     The following is a general description of certain United States and Canadian tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the United States of acquiring, holding and disposing of the Notes and receiving payments of principal or other amounts under the Notes. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

     The discussion below supplements the discussion under "Certain Income Tax Consequences-- Certain United States Federal Income Tax Consequences" in the attached prospectus and prospectus supplement and is subject to the limitations and exceptions set forth therein. This discussion is only applicable to you if you are a United States holder (as defined in the accompanying prospectus).

     The Notes should be treated as a pre-paid forward contract with respect to the Underlying Index and the terms of the Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. If the Notes are so treated, you should recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and your tax basis in the Notes. In general, your tax basis in your Notes will be equal to the price you paid for it. Capital gain of a noncorporate U.S. holder is generally taxed at a maximum rate of 15% where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Notes will generally begin on the date after the issue date (i.e., the settlement date) for your Notes and, if you hold your Notes until maturity, your holding period will generally include the maturity date.

     Alternative Treatments. It would also be possible to treat the Notes as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Notes are so treated, you would be required to accrue interest income over the term of your Notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Notes. You would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. In general, your adjusted basis in your Notes would be equal to the amount you paid for your Notes, increased by the amount of interest you previously accrued with respect to your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Notes, and thereafter, would be capital loss. If the Notes are treated as a contingent debt instrument and you purchase your Notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Notes, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Notes in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.

     Because of the absence of authority regarding the appropriate tax characterization of your Notes, it is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that you recognize upon the maturity of the Notes should be treated as ordinary gain or loss. You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

Supplemental Canadian Tax Considerations

     The discussion below supplements the discussion under "Certain Income Tax Consequences-- Certain Canadian Income Tax Consequences" in the attached prospectus and prospectus supplement and is subject to the limitations and exceptions set forth therein. This discussion is only applicable to you if you are a Non-Resident Holder (as defined in the accompanying prospectus supplement).

     Interest paid or credited or deemed for purposes of the Act to be paid or credited on a Note (including the Percentage Change) to a Non-Resident Holder will not be subject to Canadian non-resident withholding tax where we deal at arm's length for the purposes of the Act with the Non-Resident Holder at the time of such payment.

                        SUPPLEMENTAL PLAN OF DISTRIBUTION

     With respect to the Notes, Royal Bank will agree to sell to RBC Capital Markets Corporation, and RBC Capital Markets Corporation will agree to purchase from Royal Bank, the denomination of the Note specified, at the price specified on the front cover of this preliminary pricing supplement. RBC Capital Markets Corporation intends to resell each Note it purchases at the original issue price specified in the final pricing supplement. In the future, RBC Capital Markets Corporation, RBC Dain Rauscher Inc. or another of our affiliates may repurchase and resell the Notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. We expect that delivery of the Notes will be made against payment for the Notes on or about October 31, 2007, which is the third (3rd) business day following the Pricing Date (this settlement cycle being referred to as "T+3"). For more information about the plan of distribution, the distribution agreement and possible market-making activities, see "Supplemental Plan of Distribution" in the accompanying prospectus supplement.

     To the extent the underwriter resells notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an "underwriter" of the notes as such term is defined in the Securities Act of 1933, as amended.

     No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this pricing supplement or the accompanying prospectus or prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or the Underwriter. This pricing supplement, the accompanying prospectus and prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this pricing supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this pricing supplement, the accompanying prospectus and prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.





                                   US$830,000

                                   [RBC LOGO]

                              Royal Bank of Canada

                    Senior Global Medium-Term Notes, Series C
    Enhanced Return Bear Notes Linked to the Negative Performance of the PHLX
                  Housing SectorSM Index, due November 7, 2008



                                October 26, 2007